Exhibit 10.7
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Mayo Foundation for Medical Education and Research
Transgenic Animal Non-Exclusive License and
Sponsored Research Agreement (LSRA)
Article 1.00 — Preliminary Provisions.
1.01 DATE. The Effective Date of this LSRA is October 24, 1997.
1.02 PARTIES. There are two parties to this LSRA. They are:
(a)	MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (called “MAYO” in this LSRA).

(b)	MINDSET, Ltd., located at 340 West 86th Street, Suite 4B, New York, New York 10024-3166 (“LICENSEE” in this LSRA), with its registered office located at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.
1.03 PURPOSE OF LSRA.
(a)	Prior to execution of this LSRA, MAYO and the University of Minnesota (“MINNESOTA”) shall have executed an exclusive Technology License Agreement for use of certain transgenic mice and related technologies as models for Alzheimer’s Disease and other neurodegenerative diseases, for commercial uses and other uses.

(b)	MAYO believes that dissemination of these transgenic mice to researchers is of potential great benefit to present and future patients having Alzheimer’s Disease and other neurodegenerative diseases.

(c)	MAYO desires to sublicense the transgenic mice and certain related technologies to third parties for use as models in development of therapeutic and other agents for Alzheimer’s Disease and other neurodegenerative diseases, to the benefit of humanity.

(d)	MAYO desires to undertake certain research activities directed to further characterizing the transgenic mice and to obtaining and further disseminating transgenic mice having desired genotypes for use in neurodegenerative disease research.

(e)	LICENSEE desires to nonexclusively license certain of the above-referenced transgenic mice.

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Article 2.00 — Definitions
When used herein, the following terms shall have the meanings set forth below. All reference to the singular shall include the plural and vice-versa.
2.01 169 PATENT RIGHTS. means U.S. Patent Number 5,455,169, issued October 3, 1995, and all patents and applications corresponding thereto throughout the world, including but not limited to, author certificates, inventor certificates, improvement patents, utility certificates and models and certificates of addition, and including any parent applications, divisions, renewals, continuations, continuations-in-part, extensions or re-issues thereof.
2.02 AFFILIATE. means a legal entity controlled by, or controlling, another legal entity, or which is an Affiliate of an Affiliate, or an Affiliate of an Affiliate of an Affiliate, “Control” means direct or indirect beneficial ownership of at least fifty (50) percent of the voting stock of a corporation; direct or indirect ownership of at least fifty (50) percent of the income of a legal entity; or possession of at least fifty (50) percent of the voting rights of the members of a nonprofit or nonstock corporation. MAYO’s Affiliates include, but are not limited to; Mayo Foundation; Rochester Methodist Hospital; Saint Mary’s Hospital; Mayo Clinic Jacksonville, Florida; St. Luke’s Hospital, Jacksonville, Florida; Mayo Clinic Scottsdale, Arizona; Memorial Hospital-North, Scottsdale, Arizona; Mayo Regional Practices, P.C., Decorah, Iowa; and Mayo Regional Practices of Wisconsin, Ltd.
2.03 DEVELOPMENT PROGRAMS. means pharmaceutical, biotechnological and diagnostic development programs in the field of Alzheimer’s Disease and other central nervous system and neurodegenerative diseases as performed by LICENSEE or its Affiliates.
2.04 DEVELOPMENT TECHNOLOGY. means all materials and technologies, including without limitation rodents or other transgenic animals, products, drugs, diagnostic reagents, diagnostic methods, therapeutic agents and therapeutic methods, derived from or resulting from use (including testing or screening of new or existing pharmaceutical products or molecules) of the Licensed Technology, either directly by LICENSEE or by others through rights granted by LICENSEE.
2.05 FIELD OF USE. means research, development and testing within the Development Programs.
2.06 LICENSE QUARTER. begins on the date in Section 1.01 of this LSRA, and thereafter begins on the first day of each January, April, July and October during the term of this LSRA.
2.07 LICENSE YEAR. begins on the date in Section 1.01 of this LSRA, and thereafter begins on the first day of each January during the term of this LSRA.

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2.8 LICENSED KNOW-HOW. means trade secrets including technical information, whether or not patentable, including but not limited to engineering, scientific, and practical information and formulas; information about qualities, uses, and sales methods and procedures; information about materials and sources; blueprints, drawings, specifications, and other relevant writings used in the design, manufacture, and sale of products, processes, and methods in connection with the Licensed Technology.
2.9 LICENSED TECHNOLOGY. means (a) mice of the Tg 2576 strain of the transgenic mouse model described in Hsiao et al, Correlative Memory Deficils, A-Beta Elevation and Amyloid Plaques in Transgenic Mice, as published in Science on October 4, 1996, or in a U.S. continuation-in-part patent application, filed June 17, 1996, Serial No. 08/664,872 (the “CIP Application”), which mice are (1) progeny of a cross of a Tg2576 N2 male with a C57B6SJL female or (2) the progeny of a cross between (Tg2576 N2 x C57B6SJL) male with a C57B6SJL female, (such mice referred to herein as” Stock”); (b) progeny of the Stock; and (c) certain transgenic mice that may result from the Sponsored Research Activities (defined in Section 2.14 below).
2.10 MAYO INFORMATION. means all information embodied in the Licensed Technology and Licensed Know-How, or expressly marked, labeled, referenced in writing, or otherwise designated by MAYO as confidential, which is disclosed to the LICENSEE by MAYO, relating in any way to MAYO’s markets, customers, patents, inventions, products, procedures, designs, plans, organization, employees, or business in general, but not including:
(a)	information which, before disclosure becomes part of the public domain through no action or fault of LICENSEE; or

(b)	information which LICENSEE can show by sufficient proof was in its possession before disclosure by MAYO to the LICENSEE and was not acquired, directly or indirectly, from MAYO; or

(c)	information which was received by LICENSEE from a third party having a legal right to transmit such information.
2.11 MAYO PATENT RIGHTS. means U.S. Patent Application Number 08/189,064 filed January 27, 1994, U.S. Patent Application Serial Number 08/644,691 filed May 10, 1996, U.S. Patent Application Serial Number 08/664,872 filed June 17,1996, PCT Application Number US95/01088 (Publication No. WO95/20666) filed January 27, 1995 and all patents and applications thereof throughout the world, including but not limited to, author certificates, inventor certificates, improvement patents, utility certificates and models and certificates of addition, and including divisions, renewals, continuations, continuations-in-part, extensions or re-issues thereof.

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2.12 NET SALES. means the amounts received for the Development Technology by LICENSEE and its Affiliates, assigns and licensees, in respect of the sale or transfer of the Development Technology in the Territory, less the following items to the extent they are paid or allowed and included in the invoice price:
(a)	Credits allowed for Development Technology returned or not accepted by customers;

(b)	Packaging, transportation and prepaid insurance charges on shipments or deliveries to customers; and

(c)	Taxes actually incurred and paid by or on behalf of LICENSEE in connection with the sale or delivery of Development Technology to customers.
2.13 SPF. means specific pathogen-free.
2.14 SPONSORED RESEARCH ACTIVITIES. means research carried out by MAYO or its Affiliates directed to (1) characterizing the existing Tg 2576 mice, which are heterozygous for Transgene-2576, (2) developing mice homozygous for Transgene-2576, and (3) developing pure strains of mice, i.e.; mice having homogeneous genetic backgrounds, into which Transgene-2576 has been bred. Mayo desires to undertake these Sponsored Research Activities in order to potentially create certain genotypes useful in neurodegenerative disease research.
2.15 TERMINATION. of this LSRA means the ending, expiration, rescission, or any other discontinuation of this LSRA.
2.16 TERRITORY. means throughout the universe.
2.17 TRANSGENE. means a transgene, genetic construct or vector comprising an amyloid precursor protein coding sequence operably joined to regulatory sequence obtainable from a prion protein gene.
2.18 TRANSGENE-2576. means the Transgene used to generate the Tg 2576 strain of mice described above.

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Article 3.00 — Grant of Rights.
3.01 GRANT.
(a)	MAYO grants to LICENSEE a non-exclusive license in the Territory within the Field of Use, without the right to sublicense (except to its Affiliates), to use and breed the Licensed Technology, and to use the Licensed Know-How, under the Mayo Patent Rights, according to the terms of this LSRA.

(b)	MAYO grants to LICENSEE a non-exclusive license in the Territory, without the right to sublicense (except to its Affiliates), to make, have made, use, offer to sell and sell the Development Technology, under the Mayo Patent Rights, according to the terms of this LSRA.

(c)	MAYO grants to LICENSEE a non-exclusive sublicense in the Territory within the Field of Use, without the right to sublicense (except to its Affiliates), to use and breed the Licensed Technology under the 169 Patent Rights,

(d)	Notwithstanding the above Section 3.01 (a) and 3.01 (b), LICENSEE shall be entitled to grant sublicenses to third parties to make, use, offer to sell, and sell all Development Technology,
3.02 CONFIDENTIALITY. LICENSEE acknowledges that all Mayo Information is confidential and proprietary to MAYO. LICENSEE agrees not to use any Mayo Information for three (3) years after disclosure or three (3) years after Termination of this LSRA, whichever is longer, for any purpose other than as permitted or required under this LSRA. LICENSEE also agrees not to disclose or to provide any Mayo Information to any third party, and to take all reasonable measures to prevent any such disclosure by its employees, agents, contractors, or consultants during the term of this LSRA, and for three (3) years after its Termination.
(a)	At MAYO’s request, LICENSEE shall cooperate folly with MAYO, except financially, in any legal actions taken by MAYO to protect its rights in the Licensed Technology and in the Mayo Information.

(b)	Any violation of LICENSEE’S obligations stated in this Section 3.02 is a Material Breach of this LSRA.
3.03 DISCLOSURE OF KNOW-HOW. Within a reasonable time after execution of this LSRA, MAYO shall make available to the LICENSEE the Licensed Know-How, MAYO, however, owns the materials in which the Licensed Know-How is embodied, including, but not limited to, prototypes, blueprints, and plans.

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3.04 MICE.
(a)	MAYO will provide to LICENSEE three (3) SPF breeder male mice and, depending on availability, up to fifteen (15) male or female mice of strain Tg 2576 of the Stock within 60 days of the Effective Date of this LSRA. In the event that interest, in the form of signed license and sponsored research agreements (such as this LSRA) received by MAYO, exceeds MAYO’s ability to deliver Stock, then such Stock will be provided on a first-come basis based on the date of receipt of the signed license and sponsored research agreements. In the event the projected delay shall exceed 30 days beyond the 60-day estimated period, LICENSEE shall have the right to terminate this LSRA.

(b)	Subject to availability, MAYO will also provide to LICENSEE two (2) breeding pairs of mice homozygous for Transgene-2576, and two (2) breeder males from each pure strain into which Transgene-2576 has been bred, as such mice may be developed by MAYO in the Sponsored Research Program.

(c)	LICENSEE shall pay all costs incurred for shipment of Licensed Technology by MAYO to LICENSEE. MAYO at its sole discretion, and upon consultation with LICENSEE, may choose the method of shipment, but in any case will undertake reasonable efforts to ensure delivery of viable mice.

(d)	In the event that LICENSEE becomes unable to breed the supplied Stock due to death or unforeseen circumstances, provided that LICENSEE shall have made reasonable efforts to breed the supplied mice within a reasonable time following receipt of such mice from MAYO, MAYO will, subject to availability, provide to LICENSEE a reasonable number of additional Stock to replace the originally supplied Stock.
3.05 GENOTYPING. MAYO will use reasonable efforts to provide LICENSEE, subject to availability, breeding records and a protocol useful in genotyping the offspring of the Stock. Any breeding records or nucleic acid probes provided to LICENSEE by MAYO under this LSRA shall be used solely for genotyping the Licensed Technology.
3.06 ACADEMIC RESEARCH. LICENSEE may release the Stock or progeny thereof to academic researchers at nonprofit institutions and to scientific researchers employed by the U.S. government, in each case for research purposes only, provided that such release is made under substantially the same terms as those set forth in Exhibit A attached hereto. Any such agreement and terms shall be strictly subject to approval by MAYO, which shall have sole discretion for such approval.

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Article 4.00 — Consideration and Royalties.
4.01 CONSIDERATION.
A.	LICENSE AND SPONSORED RESEARCH FEE. LICENSEE shall pay MAYO License and Sponsored Research Fees as follows:
i.	Upon the date of filing of the first Investigational New Drug Application related to the Development Technology with the U.S. Federal Drug Administration (“FDA”) or similar application with a similar non-United States regulatory agency in or for the European Economic Community or Japan: TWO HUNDRED THOUSAND DOLLARS (US $200,000)

ii.	Upon the date of filing of the first New Drug Application related to the Development Technology with the FDA or any such similar application with a similar non-United States regulatory agency in or for the European Economic Community or Japan: FOUR HUNDRED THOUSAND DOLLARS (US $400,000)

iii.	Upon the date of approval of the first New Drug Application related to the Development Technology by the FDA or approval of a similar application by a similar non-U.S. regulatory agency in or for the European Economic Community or Japan: NINE HUNDRED THOUSAND DOLLARS (US $900,000)
B.	These License and Sponsored Research Fees provide LICENSEE with licensed rights granted in this LSRA until expiration or Termination of this LSRA, and funds Sponsored Research Activities for one year beyond the Effective Date.
4.02 ROYALTIES. LICENSEE, its Affiliates and assigns shall, on the dates set forth in Section 5.01, pay to MAYO royalties on a country by country basis in an amount equal to two and one-half percent (2.5%) of Net Sales of the Development Technology.
4.03 TAXES. LICENSEE is responsible for all taxes (other than net income taxes), duties, import deposits, assessments, and other governmental charges, however designated, which are now or hereafter will be imposed by any authority in or for the Territory, (a) by reason of the performance by MAYO of its obligations under this LSRA, or the payment of any amounts by LICENSEE to MAYO under this LSRA; (b) based on the Licensed Technology or Development Technology or use of the Licensed Technology or Development Technology; or (c) which relate to the import of the Licensed Technology or Development Technology into any country within the Territory.
4.04 NO DEDUCTIONS. All payments to be made by LICENSEE to MAYO under this LSRA represent net amounts MAYO is entitled to receive, and shall not be subject to any deductions or offsets for any reason whatsoever. If such payments become subject to taxes, duties, assessments, or fees of any kind levied in the Territory, such payments from LICENSEE

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shall be increased to the extent that MAYO actually receives the net amounts due under this LSRA.
4.05 U.S. CURRENCY. All payments to MAYO under this LSRA shall be made by draft drawn on a United States bank, and payable in United States dollars.
Article 5.00 — Accounting and Reports.
5.01 PAYMENT. LICENSEE will deliver to MAYO on or before the following dates: 1 February, 1 May, 1 August, and 1 November, a written report stating Net Sales during the preceding License Quarter on which royalties are to be based. Each such report shall be accompanied by the royalty due for such License Quarter, as provided in Section 4.02.
5.02 ACCOUNTING. LICENSEE shall keep complete, true, and accurate books of account and records for the purpose of showing the derivation of all royalties payable to MAYO under this LSRA. Such books and records shall be kept at LICENSEE’S principal place of business for at least three (3) years after the end of the License Year to which they pertain, and shall be open at all reasonable times for inspection by a representative of MAYO for verification of royalty statements or compliance with other aspects of this LSRA. The MAYO representative shall treat as confidential all relevant matters and shall be a person or firm reasonably acceptable to LICENSEE. MAYO may specify that its representative shall be an independent Certified Public Accountant. If any inspection indicates the royalty payments due MAYO have been undercalculated by LICENSEE by five (5) or more percent for any License Year, then LICENSEE shall promptly reimburse MAYO for all costs incurred in connection with the inspection. Failure to reimburse MAYO in such an instance, upon MAYO’s demand, is a material breach of this LSRA.

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Article 6.00 — Warranties
6.01 USE OF NAME AND LOGO. LICENSEE shall not use publicly for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of MAYO or its Affiliates, including, but not limited to, the terms “Mayo®,” “Mayo Clinic®,” or any simulation, abbreviation, or adaptation of the same, or the name of any MAYO employee or agent, without MAYO’s prior, written, express consent. MAYO may withhold such consent in MAYO’s absolute discretion. LICENSEE shall not register nor attempt to register in any jurisdiction in the world any trademark or servicemark that includes the word “MAYO” in any language or alphabet, or that includes any word or symbol confusingly similar to any of MAYO’s marks, nor shall LICENSEE use any such word or mark in commerce anywhere in the world without MAYO’s prior, express, written consent. Violation of this Section 6.01 is a Material Breach of this LSRA, entitling MAYO to appropriate equitable or legal relief.
6.02 WARRANTIES.
A.	MAYO warrants that it has executed a non-exclusive, world-wide license with the Alzheimer’s Institute of America, Inc., with the right to sublicense, for certain rights under U.S. Patent Number 5,455,169.

B.	MINNESOTA has made the following warranties (“Minnesota Warranties”) to MAYO regarding the Licensed Technology, and MAYO hereby extends the Minnesota Warranties to LICENSEE under this LSRA:
(1)	That the Stock have the Transgene-2576.

(2)	That MINNESOTA will maintain breeding stock of the Tg 2576 strain for two years following the Effective Date of the exclusive Technology License Agreement between MINNESOTA and MAYO.

(3)	That MINNESOTA owns or has been assigned all rights to the Stock and the MAYO Patent Rights, and that MINNESOTA is free to enter into the exclusive Technology License Agreement.
C.	LICENSEE acknowledges that it has received a copy of the Patent #5,612,486, issued to Athena Neurosciences, Inc. on March 18, 1977 (“Athena Patent”), has had an opportunity to review an opinion of counsel regarding its validity, and chooses to proceed with this LSRA.

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6.03 NO REPRESENTATIONS OR WARRANTIES.
(a)	Except as expressly provided in this LSRA, nothing in this LSRA shall be construed as:
(1)	a warranty or representation by MAYO that patent applications under the MAYO Patent Rights will issue as patents;

(2)	a warranty or representation by MAYO as to the validity or scope of any patents or patent applications contained in the Mayo Patent Rights or ’169 Patent Rights;

(3)	an obligation to bring or to prosecute actions against third parties for infringement of patents within the Mayo Patent Rights or ’169 Patent Rights;

(4)	conferring by implication, estoppel, or otherwise any patents of MAYO.

(5)	a warranty or representation by MAYO that any product, method or service made, used, offered for sale, sold, leased or otherwise disposed of under the terms of this LSRA is or will be free from infringement of patents of third persons.

(6)	a warranty or representation by MAYO that LICENSEE is granted rights to any patent applications other than the MAYO Patent Rights or ’169 Patent Rights.

(7)	extending any warranties of any kind, express or implied, or assuming any responsibility whatever concerning the manufacture, use, offer to sell, sale, lease or other disposition by LICENSEE, its Affiliates or vendees or transferees, of the Licensed Technology or Development Technology.
(b)	Other than the representations and warranties expressly made above, MAYO HAS NOT MADE AND PRESENTLY MAKES NO PROMISES, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, REGARDING THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY, OR ANY OTHER CHARACTERISTIC OF THE LICENSED TECHNOLOGY OR DEVELOPMENT TECHNOLOGY.

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6.04 INDEMNIFICATION. LICENSEE shall defend, indemnify, and hold harmless MAYO and MAYO’s Affiliates from all liability, demands, damages, expenses, losses, fees (including attorneys’ fees) and settlements, for death, personal injury, illness, or property damage arising out of:
(a)	use or breeding of inventions, Licensed Technology, Licensed Know-How or other information furnished under this LSRA by LICENSEE or its Affiliates or transferees; and

(b)	making, use, offers to sell, sale, or other disposition of the Licensed Technology or Development Technology by LICENSEE or its Affiliates or transferees.

As used in Sections 6.04(a) and (b), and 6.05, MAYO and its Affiliates include the trustees, officers, agents, and employees of MAYO and its Affiliates, and LICENSEE includes not only its Affiliates as defined in this LSRA, but also any of its contractors and subcontractors, LICENSEE shall, during the term of this LSRA, carry occurrence-based liability insurance with policy limits of at least FIVE MILLION DOLLARS (US $5,000,000). In addition, such policy shall name MAYO as an additional-named insured. LICENSEE warrants that any Development Technology shall be covered under such liability insurance before such Development Technology is marketed by LICENSEE or before sublicensing, licensing, otherwise transferring or selling such Development Technology to third parties.
6.05 WAIVER OF SUBROGATION. LICENSEE expressly waives any right of subrogation that it may have against MAYO resulting from any claim, demand, liability, judgment, settlement, costs, fees (including attorney’s fees), and expenses for which LICENSEE has agreed to indemnify MAYO and its Affiliates or hold MAYO and its Affiliates harmless under Section 6.04 of this LSRA.
6.06 EXCEPTION TO INDEMNIFICATION AND WAIVER OF SUBROGATION. MAYO and its Affiliates are not protected under Sections 6.04 and 6.05 for injury or damage that results from their sole negligence.
6.07 ADDITIONAL WAIVERS. LICENSEE AGREES THAT MAYO SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY DELAY IN FURNISHING PRODUCTS OR SERVICES, OR ANY OTHER PERFORMANCE UNDER THIS LSRA, UNLESS RESULTING FROM MAYO’S NEGLIGENCE OR WILLFUL AND WANTON MISCONDUCT. IN NO EVENT SHALL MAYO’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF MAYO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO CASE SHALL MAYO’S LIABILITY FOR DAMAGES OF ANY TYPE EXCEED THE TOTAL ROYALTIES WHICH HAVE ACTUALLY BEEN PAID TO MAYO BY THE LICENSEE AS OF THE DATE OF FILING OF THE ACTION AGAINST MAYO WHICH RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES.

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Article 7.00 -Term and Termination.
7.01 TERM. The term of this LSRA is for the longer of 10 years or for the life of the last of any patents that may issue under the Mayo Patent Rights.
7.02 TERMINATION.
(a)	If LICENSEE defaults in the payment of any royalty, fees, payment, or in the making of any report, or makes a false report, or commits another Material Breach of this LSRA, MAYO may, at its sole option, terminate this LSRA upon written notice to LICENSEE, Termination being effective upon thirty (30) business days after mailing or personal delivery unless such default or other Material Breach is first cured to MAYO’s satisfaction.
7.03 INFRINGEMENT OF THIRD PARTY RIGHTS. If a court of final adjudication enters an unappealed or unappealable judgment that the rights of a third party have been infringed by using or sublicensing the Licensed Technology, then this LSRA may be terminated by either party upon written notice to the other. If this LSRA is terminated by the provisions in this section 7.03, then LICENSEE shall have no further obligations to MAYO other than those stated in Section 7.05.
In the event a court of final adjudication enters an unappealed or unappealable judgment that a third party patent is dominant to the Mayo Patent Rights, then fees LICENSEE negotiated or are ordered to pay to such third party in order to secure ft license to practice the rights granted under the terms of this LSRA shall be credited against royalties or other consideration due MAYO up to a maximum of 50% of royalties or other consideration due MAYO in any given period.
In the event a court of final adjudication enters an unappealed or unappealable judgment that the Mayo Patent Rights infringe a third party patent, and such judgment results in damages or a negotiated settlement, then any damages payable by LICENSEE shall be credited against royalties or other consideration due Mayo up to a maximum of 50% of royalties or other consideration due Mayo in any given period.
7.04 CHALLENGE BY OR INSOLVENCY OF LICENSEE. MAYO may terminate this LSRA immediately upon written notice to LICENSEE if LICENSEE ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors.

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7.05 SURVIVAL. The following obligations survive the Termination of this LSRA:
(a)	LICENSEE’S obligation to supply reports covering the time period up to the date of Termination;

(b)	MAYO’s right to receive payments, fees, and royalties (including minimum royalties) accrued or accruable from payment at the time of any Termination;

(c)	LICENSEE’S obligation to maintain records, and MAYO’s right to have those records inspected;

(d)	any cause of action or claim of MAYO, accrued or to accrue, because of any action or omission by LICENSEE;

(e)	LICENSEE’S obligations stated in Sections 3.02 and 6.04 of this LSRA; and

(f)	LICENSEE’S obligation to return all materials given to it by MAYO.

(g)	Upon Termination of this LSRA, LICENSEE shall return to MAYO any surviving Stock or members of breeding pairs provided by MAYO to LICENSEE under Section 3.04 of this LSRA, and shall return to MAYO or humanely euthanize (according to the most current Report of the AVMA Panel on Euthanasia) any progeny thereof produced by LICENSEE.
Article 8.00-General Provisions.
8.01 MAYO’S RIGHT TO PUBLISH. MAYO reserves the right to publish the results of its work related to the Licensed Technology and Sponsored Research Activities. Such right to publish shall not include the right to publish any proprietary information LICENSEE shall provide to MAYO without LICENSEE’S prior written consent.
8.02 NO ASSIGNMENT. LICENSEE and its Affiliates are strictly prohibited from assigning or subcontracting any of its obligations or rights under this LSRA, other than as provided in Section 3.0l (d), without MAYO’s prior, express, written consent, which consent may be withheld in MAYO’s sole discretion. Any other attempted assignment or subcontract is void. This LSRA, is personal to LICENSEE.
8.03 WAIVER. No part of this LSRA may be waived except by the further written agreement of the parties. Forbearance in any form from demanding the performance of a duty owed under this contract is not a waiver of that duty. Until complete performance of a duty owed under this contract is accomplished, the party to which that duty is owed may invoke any remedy under this contract or under law, despite its past forbearance in demanding performance of that duty.
8.04 GOVERNING LAW AND JURISDICTION. This LSRA is made and performed in Minnesota. It is governed by Minnesota law, but specifically not including Article 2 of the Uniform Commercial Code. This is not a contract for the sale of goods. In addition, no Minnesota conflicts-of-law or choice-of-laws provisions apply to this contract. To the extent the substantive and procedural law of the United States would apply to this contract, it supersedes the application of Minnesota law. The exclusive forum for all actions and proceedings between

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the parties in connection with this LSRA is the United States District Court for the District of Minnesota, and LICENSEE submits to the personal jurisdiction of such Court for all such actions and proceedings.
8.05 HEADINGS. The headings of articles and sections used in this document are for convenience of reference only, and are not a part of this LSRA.
8.06 NOTICES. Any notice required to be given under this LSRA is properly provided if in writing and either personally delivered, or sent by express or certified mail, postage prepaid, to the parties at the following addresses, unless other addresses are provided consistent with this Section 8.06:

Mayo Foundation for Medical Education and Research
200 First Street SW
Rochester, Minnesota 55902
Attention:
Susan Stoddard, Ph.D.	and	Frank Helminski, Esq.
Mayo Medical Ventures		Legal Department
Office of Technology Transfer

MINDSET, Ltd.
340 West 86th Street, Suite 4B
New York, NY 10024
Attention: Daniel Chain, Ph.D.
Unless otherwise expressly specified in this LSRA, notices sent by mail are considered effective upon the earlier of fifth (5th) day after dispatch (or the tenth (10th) day after dispatch if dispatched by air mail other than in the United States) or the day of actual receipt. Notices personally delivered are considered effective upon the date of delivery. It is the responsibility of the party giving notice to obtain a receipt for delivery of the notice, if that party considers such a receipt advisable.
8.07 INDEPENDENT CONTRACTORS. In the performance of their respective duties under this LSRA, the parties are independent contractors of each other. Neither is the agent, employee, or servant of the other. Each is responsible only for its own conduct.
8.08 ENTIRE CONTRACT. This document states the entire contract between the parties about its subject matter. All past and contemporaneous discussions, agreements, proposals, promises, warranties, representations, guarantees, correspondence, and understandings, whether oral or written, formal or informal, are entirely superseded by this LSRA.

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8.09 UNENFORCEABLE PROVISION. The unenforceability of any part of this LSRA will not affect any other part. This LSRA will be construed as if the unenforceable parts had been omitted.
8.10 CHANGES TO CONTRACT. No part of this LSRA, including this Section 8.10, may be changed except in writing, through another document signed by both parties.
8.11 CONSTRUCTION. Both parties agree to all of the terms of this LSRA. Both parties execute this LSRA only after reviewing it thoroughly.
8.12 NONDISCLOSURE. Neither party shall disclose any of the terms of this LSRA without the express, prior, written consent of the other party, or unless required by law.
8.14 FAX SIGNATURES. Both parties agree that execution of this LSRA may be effected by the receipt of facsimile signatures.
     IN WITNESS WHEREOF, each of the parties has caused this LSRA to be executed on its behalf by its duly authorized representative, effective as of the date first written below.
MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH:

Signed:	/s/ Rick Colvin

Name:	Rick Colvin
Title:	Assistant Treasurer
Date:	10/24/97
MINDSET:

Signed:	/s/ Daniel Chain

Name:	Daniel Chain, Ph.D.
Title:	Director
Date:	10/24/97

Mayo Medical Ventures
200 First Street SW
Rochester, Minnesota 55905
507-284-8878

April 12, 2001	Technology Commercialization

Daniel Chain, Ph.D.
Co-Chairman and CEO
Mindset BioPharmaceuticals
Kiryat Mada 5
Luz Building Har Hotzvim
Jerusalem 91450, Israel

Abram Goldfinger
Executive Director,
Industrial Liaison / Technology Transfer
New York University
550 First Avenue
New York, NY 10016

Dear Doctor Chain and Mr. Goldfinger:
It is Mayo’s understanding that Mindset will be licensing certain technology (“Technology”) developed by Doctor Thomas Wisniewski at New York University (“NYU”). The patent for the Technology was filed prior to 19 August 2000, which is the effective date of the Material Transfer Agreement (“MTA”) by which Mayo provided Tg2576 mice (“Mice”) to Doctor Wisniewski for use in academic research. NYU and Mayo were previously parties to a Material Transfer Agreement dated 3 March 1997, under which Mayo provided Mice to Doctor Wisniewski for use in academic research, which Mice died before Doctor Wisniewski was able to use them in his research. Since the Technology was developed without use of the Mice, NYU has no obligation to offer Mayo the option to license the Technology.
It is Mayo’s further understanding that the license between Mindset and NYU will include a provision for sponsored research funding to Doctor Wisniewski for the purpose of research utilizing the Mice.
By signature below of their authorized representatives, Mayo, Mindset and NYU concur that the above statements are true, and further agree as follows:
•	Mindset shall fund research (“Research”) to be done at NYU by Doctor Wisniewski, utilizing the Mice.

•	Doctor Wisniewski shall also be performing academic research with the Mice not funded by Mindset; data results, inventions and developments arising therefrom will be subject to the provisions of the MTA between Mayo and NYU.

Doctor Chain
Doctor Goldfinger

April 12, 2001
•	All data, results, inventions and developments arising from the Research shall be treated as Development Technology under the terms of the License and Sponsored Research Agreement (“LSRA”) between Mayo and Mindset, effective 24 October 1997, with respect to Mindset’s obligations to Mayo regarding such Development Technology as specified in the LSRA.

Mayo Foundation for Medical
Education and Research:		New York University:

/s/ Rick F. Colvin	4/12/01	/s/ Abram M. Goldfinger	4/19/01
Rick F. Colvin	Date	Abram M. Goldfinger	Date
Assistant Treasurer		Executive Director
Industrial Liaison/Technology Transfer

Mindset BioPharmaceuticals:

/s/ Daniel Chain Daniel Chain, Ph.D.	4/23/01 Date
Co-Chairman and CEO

CONFIDENTIAL DRAFT
Amendment No. 1
to
Transgenic Animal Non-Exclusive License And
Sponsored Research Agreement (LSRA)
Between
Mayo Foundation For Medical Education And Research
and
Mindset Biopharmaceuticals (USA), Inc.
     Effective as of September 1, 2001, the Transgenic Animal Non-Exclusive License and Sponsored Research Agreement (LSRA) dated 24 October 1997 between Mayo Foundation for Medical Education and Research (MAYO) and Mindset Biopharmaceuticals (USA), Inc. (LICENSEE) is hereby amended under the following terms:
     Section 3.07 DISTRIBUTION OF TISSUE is added, as follows.
     Notwithstanding the provisions of Section 3.01 hereto, MAYO understands that LICENSEE, as part of the research services supplied to its customers, may wish to supply said customers, at their request, with fixed tissue sections or frozen tissue samples from mice made using the Licensed Technology, for further analysis by said customers using said customers proprietary markers. MAYO is not opposed to such an arrangement, provided LICENSEE:
(a)	accepts full responsibility for the actions of its customers in respect to MAYO’s rights; and

(b)	notifies such customers of MAYO’s rights in the Licensed Technology, and provides a copy of such notification to MAYO.
     The terms of this Amendment No. 1 supersede any conflicting or inconsistent terms in the Transgenic Animal Non-Exclusive License and Sponsored Research Agreement (LSRA). All other provisions of the original Transgenic Animal Non-Exclusive License and Sponsored Research Agreement (LSRA) effective 24 October 1997 remain in full force and effect.

Mayo Foundation for Medical Education and Research /s/ Rick F. Colvin	Mindset Biopharmaceuticals: (USA), Inc. /s/ Daniel Chain

Rick F. Colvin Assistant Treasurer	Daniel Chain Co-Chairman And CEO

9/18/01	September 1, 2001

Date	Date

Amendment No. 2
to the
Transgenic Animal Non-Exclusive License and
Sponsored Research Agreement (LSRA)
Between
Mayo Foundation For Medical Education And Research
and
Mindset Biopharmaceuticals (USA), Inc.
WHEREAS Mindset Biopharmaceuticals (USA), Inc plans to divest its wholly owned subsidiary, MindGenix, which performs contract drug screening services, and to focus its own business model on drug discovery;
NOW THEREFORE, effective as of 1 February 2005, the Transgenic Animal Non-Exclusive License and Sponsored Research Agreement (LSRA) dated 24 October 1997 between Mayo Foundation for Medical Education and Research (MAYO) and Mindset Biopharmaceuticals (USA), Inc. (LICENSEE) is hereby amended under the following terms:
I.	The following sentence is added at the end of Section 2.04 — Development Technology: “Development Technology shall specifically exclude any service utilizing the Licensed Technology or mice claimed in the Mayo Patent Rights, which service is performed on behalf of a third party.”

II.	Section 2.12 — Net Sales is deleted in its entirety and is replaced with the following Section 2.12 — Net Revenue.

Section 2.12 — Net Revenue means the amounts received, in cash or other compensation, for the Development Technology by LICENSEE and its Affiliates and assigns in respect to the license, sale or transfer of the Development Technology in the Territory. Net Revenues shall include, without limitation, upfront payments, milestone payments and royalties.

III.	Section 4.01 — Consideration is deleted in its entirety.

IV.	Section 4.02 — Royalties is deleted in its entirety and is replaced with a new Section 4.01 — Royalties as follows:

Section 4.01 — Royalties. LICENSEE, its Affiliates and assigns shall, on the dates set forth in Section 5.01, pay to MAYO royalties in an amount equal to two and one-half percent (2.5%) of the Net Revenue received by LICENSEE. For the avoidance of doubt, LICENSEE is obliged to pay MAYO a royalty of 2.5% Net Revenue whether a compound, within Development Technology, was tested in the Licensed Technology or in mice claimed by the Mayo Patent Rights, before or after the date of this Amendment No. 2.

Amendment Number 2	Page 2 of 2
Mayo / Mindset Biopharmaceuticals, Inc.	01/31/05
Execution Copy
V.	Section 4.03 — Taxes is renumbered as Section 4.02 — Taxes.

VI.	Section 4.04 — No Deductions is renumbered as Section 4.03 — No Deductions.

VII.	Section 4.05 — U.S. Currency is renumbered as Section 4.04 — U.S. Currency.

VIII.	Section 8.06 — Notices is amended such that the Mayo contact is changed from Frank Helminski, Esq. to James A. Rogers, III, Esq.

IX.	The following sentence is added at the end of Section 8.12 — Nondisclosure: “Notwithstanding any other provision of this LSRA, LICENSEE may disclose (i) the terms of this LSRA as part of any due diligence being conducted by potential investors, potential business partners, potential acquirers, and others with which LICENSEE may be entering into a specific business relationship; and (ii) the existence of this LSRA as the document giving rise to the rights of LICENSEE to use the Licensed Technology and mice claimed by the Mayo Patent Rights, under the Mayo Patent Rights.
     The terms of this Amendment No. 2 supersede any conflicting or inconsistent terms in the Transgenic Animal Non-Exclusive License and Sponsored Research Agreement (LSRA). All other provisions of the original Transgenic Animal Non-Exclusive License and Sponsored Research Agreement (LSRA) effective 24 October 1997 remain in full force and effect.

Mayo Foundation for Medical	Mindset Biopharmaceuticals
Education and Research	(USA), Inc.

/s/ Rick F. Colvin Rick F. Colvin	/s/ Daniel Chain Daniel Chain
Assistant Treasurer	Co-Chairman And CEO

1/31/05	2/04/05
Date	Date